Articles of Association UBSAG

25 February 2003

Contents

Section 1
Page 4	Name, registered office, business object and duration of the Corporation

Section 2
Page 5	Share capital

Section 3
Corporate bodies
Page 8	A. General Meeting of Shareholders
Page 12	B. Board of Directors
Page 16	C. Group Executive Board
Page 17	D. Statutory and Group Auditors

Section 4
Page 18	Financial statements and distribution of profit, reserves

Section 5
Page 19	Notices and jurisdiction

Section 6
Page 20	Non-cash considerations and contribution in kind

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Section 1 Name, registered office, business object and duration of the Corporation

Article 1
Name and registered office	A corporation limited by shares under the name of UBS AG/UBS SA/UBS Ltd. is established with a registered office in Zurich and Basel.

Article 2
Business object	1
The purpose of the Corporation is the operation of a bank. Its scope of operations extends to all types of banking, financial, advisory, trading and service activities in Switzerland and abroad.
2
The Corporation may establish branches and representative offices as well as banks, finance companies and other enterprises of any kind in Switzerland and abroad, hold equity interests in these companies, and conduct their management.
3
The Corporation is authorized to acquire, mortgage and sell real estate and building rights in Switzerland and abroad.

Article 3
Duration	The duration of the Corporation shall not be limited by time.

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Section 2 Share capital

Article 4
Share capital	1
The share capital of the Corporation is CHF 1,005,038,142.40 (one billion, five million, thirty-eight thousand, one hundred and forty-two Swiss francs and forty centimes), divided into 1,256,297,678 registered shares with a par value of CHF 0.80 each. The share capital is fully paid up.
2
Registered shares may be converted into bearer shares and bearer shares into registered shares by resolution of the General Meeting of Shareholders; the Corporation may issue certificates representing multiples of shares.

Article 4a
Conditional capital	Employee stock ownership plan of Paine Webber Group Inc., New York (“PaineWebber”)
The share capital will be increased, under exclusion of shareholders’ pre-emptive rights, by a maximum of CHF 7,672,734.40, corresponding to a maximum of 9,590,918 registered shares of CHF 0.80 par value each (which must be fully paid up) through the exercise of option rights granted to the employees of PaineWebber, which were rolled over according to the merger agreement of 12 July 2000. The subscription ratio, time limits and further details were determined by PaineWebber and taken over by UBS AG. The purchase of shares through the exercise of option rights as well as any subsequent transfer of the shares are subject to the registration restrictions set out in Article 5 of these Articles of Association.

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Article 5
Share register and nominees	1
A share register is maintained for the registered shares, in which owners’ and usufructuaries’ family and given names are entered, with their complete address and nationality (or registered office for legal entities).
2
If the mailing address of a shareholder changes, the new address must be communicated to the Corporation. As long as this has not been done, all written communications will be sent to the address entered in the share register, this being valid according to the requirements of the law.
3
Those who acquire registered shares shall be entered in the share register as shareholders with voting rights if they expressly declare that they acquired these registered shares in their own names and for their own account. If the party acquiring the shares is not prepared to provide such a declaration, the Board of Directors may refuse to allow the shares to be entered with voting rights.
4
The restriction on registration under paragraph 3 above also applies to shares acquired by the exercise of preemptive, option or conversion rights.
5
The Board of Directors is authorized, after hearing the position of the registered shareholder or nominee affected, to strike the entry of a shareholder with voting rights from the share register retroactively with effect to the date of the entry, if it was obtained under false pretences. The party affected must be informed of the action immediately.
6
The Board of Directors formulates general principles relating to the registration of fiduciaries/nominees and issues the necessary regulations to ensure compliance with the above provisions.

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Article 6
Deferred printing of shares	1
In the case of registered shares, the Corporation may elect not to print and deliver certificates. However, shareholders may at any time request the Corporation to print and deliver certificates free of charge. Particulars are set forth in regulations issued by the Board of Directors.
2
Uncertificated registered shares may only be transferred by the assignment of all appurtenant rights. The assignment must be reported to the Corporation to be valid. If uncertificated registered shares are held in a custody or portfolio account at a bank, they may only be transferred with the cooperation of that bank. Furthermore, they may only be pledged in favour of that bank, in which case notifying the Corporation is not necessary.

Article 7
Exercise of rights	1
Shares are indivisible. The Corporation recognizes only one representative per share.
2
Voting rights and associated rights may only be exercised in relation to the Corporation by a party entered in the share register as having the right to vote.

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Section 3 Corporate bodies A. General Meeting of Shareholders

Article 8
Authority		The General Meeting of Shareholders is the Corporation’s supreme corporate body.

Article 9
Types of General Meetings		The Annual General Meeting takes place every year within six months after the close of the financial year; the annual report and the report of the Auditors must be available for inspection by shareholders at the Corporation’s registered offices at least twenty days before the meeting.
a.	Annual General Meeting

Article 10
b.	Extraordinary General Meetings	1
Extraordinary General Meetings are convened whenever the Board of Directors or the Auditors consider it necessary.
2
Such a meeting must also be convened if demanded by a resolution of the shareholders in General Meeting or by a written request from one or more shareholders, representing together at least one tenth of the share capital, specifying the items to be included on the agenda and the proposals to be put forward.

Article 11
Convening	1
The General Meeting shall be called by the Board of Directors, or if need be by the Statutory Auditors, at least twenty days before the meeting is to take place. The meeting is called by publishing a single notice in the publication of record designated by the Corporation. An invitation will be sent to all shareholders registered.
2
The notice to convene the General Meeting shall specify the agenda with the proposals of the Board of Directors and proposals from shareholders, and in the event of elections the names of the proposed candidates.

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Article 12
Placing of items on the agenda	1
Shareholders representing shares with an aggregate par value of one million Swiss francs may submit proposals for matters to be placed on the agenda for consideration by the General Meeting, provided that their proposals are submitted in writing within the deadline published by the Corporation and include the actual motion(s) to be put forward.
2
No resolutions may be passed concerning matters which have not been duly placed on the agenda, except on a motion put forward at the General Meeting to call an Extraordinary General Meeting or a motion for a special audit to be carried out.

Article 13
Chairmanship, tellers, minutes	1
The Chairman of the Board of Directors or, if the Chairman cannot attend, a Vice Chairman or another member designated by the Board of Directors, shall preside over the General Meeting and appoint a secretary and the necessary tellers.
2
Minutes are kept of the proceedings and must be signed by the presiding Officer and the Secretary.

Article 14
Shareholder proxies	1
The Board of Directors issues procedural rules for participation and representation of shareholders at the General Meeting.
2
A shareholder may only be represented at the General Meeting by his or her legal representative or under a written power of attorney by another shareholder eligible to vote, by a corporate proxy, by the independent proxy or by a custodial proxy.
3
The presiding Officer decides whether to recognize the power of attorney.

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Article 15
Voting right	Each share conveys the right to cast one vote.

Article 16
Resolutions, elections	1
Resolutions and elections are decided at the General Meeting by an absolute majority of the votes cast, excluding blank and invalid ballots, subject to the compulsory provisions of the law.
2
A resolution to change Art. 18 of these Articles of Association, to remove one fourth or more of the members of the Board of Directors, or to delete or modify Art. 16 paragraph 2 of these Articles of Association, must receive at least two thirds of the votes represented.
3
The presiding Officer shall decide whether voting on resolutions and elections be conducted electronically or with a show of hands. Ordinary written ballots may also be adopted. Shareholders representing at least 3% of the votes represented may always request that a vote or election take place electronically or by written ballot.
4
In the case of written ballots, the presiding Officer may rule that only the ballots of those shareholders shall be collected who choose to abstain or to cast a negative vote, and that all other shares represented at the General Meeting at the time of the vote shall be counted in favour, in order to expedite the counting of the votes.

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Article 17
Powers	The General Meeting has the following powers:
	a)	To establish and amend the Articles of Association
	b)	To elect the members of the Board of Directors, the Statutory Auditors and the Group Auditors
	c)	To approve the annual report and the consolidated financial statements
	d)	To approve the annual accounts and to decide upon the appropriation of the net profit shown in the balance sheet
	e)	To give the members of the Board of Directors and of the Group Executive Board a discharge concerning their administration
	f)	To take decisions on all matters reserved to the General Meeting by law or by the Articles of Association, or which are placed before it by the Board of Directors.

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Corporate bodies B. Board of Directors

Article 18
Number of Board members.	The Board of Directors shall consist of at least six and no more than twelve members

Article 19
Term of office	1
The term of office for members of the Board of Directors is four years, with the interval between two Annual General Meetings being deemed a year for this purpose. The initial term of office for each Director shall be fixed in such a way as to assure that about one fourth of all the members have to be newly elected or re-elected every year.
2
Members whose term of office has expired are immediately eligible for re-election.

Article 20
Organization, Chairman’s Office	1
The Board of Directors shall elect a Chairman’s Office from among its members. It shall be composed of the Chairman and at least one Vice Chairman.
2
The Board of Directors shall appoint its secretary, who need not be a member of the Board.

Article 21
Convening, participation	1
The Chairman shall convene the Board of Directors as often as business requires, but at least six times a year.
2
The Board of Directors shall also be convened if one of its members or the Group Executive Board submits a written request to the Chairman’s Office to hold such a meeting.

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Article 22
Decisions	1
Decisions of the Board of Directors are taken by an absolute majority of the votes cast. In case of a tie, the presiding Officer shall cast the deciding vote.
2
The number of members who must be present to constitute a quorum, and the modalities for the passing of resolutions shall be laid down by the Board of Directors in the Organization Regulations. No such quorum is required for decisions confirming and amending resolutions relating to capital increases.

Article 23
Duties and powers	1
The Board of Directors has responsibility for the ultimate direction of the Corporation and the supervision and control of its executive management.
2
The Board of Directors may also take decisions on all matters which are not expressly reserved to the shareholders in General Meeting or to another corporate body by law or by the Articles of Association.

Article 24

Ultimate	The ultimate direction of the Corporation comprises in particular:
direction of	a)	Preparing of and deciding on proposals to be placed before the General Meeting
the Corporation	b)	Issuing the regulations necessary for the conduct of business and for the delineation of authority, in particular the Organization Regulations and the regulations governing the Group Internal Audit
	c)	Laying down the principles for the accounting, financial and risk controls and financial planning, in particular the allocation of equity resources and risk capital for business operations

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	d)	Decisions on Group strategy and other matters reserved to the Board of Directors under the Organization Regulations
	e)	Appointment and removal of the President and the members of the Group Executive Board, the members of the Group Managing Board and the head of Group Internal Audit
	f)	Decisions on increasing the share capital, to the extent this falls within the authority of the Board of Directors (Art. 651 paragraph 4 of the Swiss Code of Obligations), on the report concerning an increase in capital (Art. 652e of the Swiss Code of Obligations) and on the ascertainment of capital increases and the corresponding amendments to the Articles of Association.

Article 25
Supervision, control	Supervision and control of the business management comprises in particular the following:
	a)	Review of the annual report, consolidated and parent company financial statements as well as quarterly financial statements
	b)	Acceptance of regular reports covering the course of business and the position of the Group, the status and development of country, counter-party and market risks and the extent to which equity and risk capital are tied up due to business operations
	c)	Consideration of reports prepared by the Statutory and Group Auditors concerning the annual financial statements.

Article 26
Delegation, Organization Regulations	The Board of Directors may delegate part of its authority to one or more of its members subject to Arts. 24 and 25. The allocation of authority and functions shall be defined in the Organization Regulations.

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Article 27
Signatures	1 Signing in the name of the company requires two authorized signatures to be binding. 2 All details shall be determined in the Organization Regulations and in a special Group Directive.

Article 28
Remuneration	The Board of Directors shall determine the remuneration of its members.

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Corporate bodies C. Group Executive Board

Article 29
Organization	The Group Executive Board is composed of the President and at least three other members.

Article 30
Functions, authorities	1
The Group Executive Board is responsible for the management of the Group. It is the supreme executive body as defined by the Swiss Federal Law on Banks and Savings Banks. It implements the Group strategy decided by the Board of Directors and ensures the execution of the decisions of the Board of Directors and the Chairman’s Office. It is responsible for the Group’s results.
2
The Group Executive Board has the following principal responsibilities:
	a)	Preparing and proposing Group strategy and the fundamental policy decisions necessary for their implementation, the Organization Regulations and the basic organizational structure of the Group
	b)	Exercising such functions and authorities as shall be assigned to it by the Organization Regulations
	c)	Regularly informing the Board of Directors, as prescribed by Art. 25, item b of these Articles of Association, and submitting the documents in accordance with Art. 25, items a and c of these Articles of Association
3 The functions and authorities of the Group Executive Board and other management units designated by the Board of Directors are to be defined by the Organization Regulations.

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Corporate bodies D. Statutory and Group Auditors

Article 31
Term of office, authority and duties	1
An auditing company is to be appointed as Statutory and Group Auditors.
2
The shareholders in General Meeting shall elect the Statutory and Group Auditors for a term of one year. The rights and duties of the Statutory and Group Auditors are determined by the provisions of the law.
3
The General Meeting may appoint Special Auditors for a term of three years, who provide the attestations required for capital increases.

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Section 4 Financial statements and appropriation of profit, reserves

Article 32
Financial year	The consolidated and parent company financial accounts are closed on December 31 of each year.

Article 33
Appropriation of disposable profit	1
At least 5% of the profit for the year is allocated to the general statutory reserve until such time as said reserve amounts to 20% of the share capital.
2
The remaining profit is, subject to the provisions of the Swiss Code of Obligations and of the Federal Banking law, at the disposal of the shareholders in General Meeting who may also use it for the formation of free or special reserves.

Article 34
Reserves	The shareholders in General Meeting determine the utilization of the general reserve in accordance with the legal provisions acting upon the recommendations of the Board of Directors.

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Section 5 Notices and jurisdiction

Article 35
Official publication media	Public notices appear in the Swiss official commercial gazette (in French «Feuille Officielle Suisse du Commerce», or German «Schweizerisches Handelsamtsblatt»). The Board of Directors may designate other publications as well.

Article 36
Jurisdiction	Jurisdiction for any disputes arising out of the corporate relationship shall be at both the registered offices of the Corporation, with the exception of legal actions in connection with the contestation or nullity of decisions of the shareholders’ meeting or the nullity of Board of Directors’ decisions, where jurisdiction shall exclusively be with the courts of Zurich.

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Section 6 Non-cash considerations and contribution in kind

Article 37
Non-cash considerations	1
The Corporation acquires Schweizerische Bankgesellschaft (SBG) in Zurich by merger through the capital increase of April 30/May 19, 1998. Assets of CHF 426,820,619,609.52 and liabilities of CHF 408,302,595,203.66 pursuant to the merger balance sheet of September 30, 1997 shall be transferred by universal succession to the Corporation; the amount of the capital increase has been paid in accordance with the merger agreement. The shareholders of the company acquired receive 128,750,000 fully paid-up registered shares of the acquiring company each with a par value of CHF 20.
2
The Corporation acquires Schweizerischer Bankverein (SBV) in Basel by merger through the capital increase of April 29/May 18, 1998. Assets of CHF 352,252,889,332.69 and liabilities of CHF 338,770,039,294.46 pursuant to the merger balance sheet of September 30, 1997 shall be transferred by universal succession to the Corporation; the amount of the capital increase has been paid in accordance with the merger agreement. The shareholders of the company acquired receive 85,623,491 fully paid-up registered shares of the acquiring company each with a par value of CHF 20.

Article 38
Contribution in kind	The Corporation, in connection with the capital increase of 1 November 2000, is acquiring the totality of the shares of Paine Webber Group Inc. (New York, N.Y., USA) from existing shareholders of this listed company through the Corporation’s wholly owned subsidiary UBS Americas Inc. (Wilmington, Delaware, USA) by way of a triangular merger under the laws of the State of Delaware (USA). Under the terms of the merger agreement of 12 July 2000, the total consideration for these shares will take the form of a cash component of not more than USD 6,350,000,000 plus a share component of not more than 42,800,000 shares of UBS AG, i.e. (assuming an exchange rate of CHF/USD 1.80 and a price of CHF 250 per UBS share)

20

CHF 22,130,000,000, and of not less than USD 5,520,000,000 plus not less than 37,150,000 shares of UBS AG, i.e. (based on the foregoing assumptions) CHF 19,223,500,000, this including the 12,000,000 shares resulting from the capital increase of 1 November 2000.

UBS AG For the Board of Directors:

Marcel Ospel Chairman	Gertrud Erismann-Peyer Company Secretary

     UBS AG
     P.O. Box, CH-8098 Zurich
     P.O. Box, CH-4002 Basel

     www.ubs.com